Exhibit 2.1

DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our Common Shares may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended memorandum and articles of association. You should refer to, and read this summary together with, our amended memorandum and articles of association to review all of the terms of our Common Shares that may be important to you.

Overview

We were incorporated as a BVI business company under the BVI Business Companies Act, 2004 as amended, in the BVI on September 30, 2015 under the name “TDH HOLDINGS, INC.” We are authorized to issue a maximum of 50,000,000 Common Shares, of US$0.02 par value each. This takes into account the 1-for-20 reverse stock split of our Common Shares that was effectuated on June 14, 2022 (the “Reverse Stock Split”). As of the date hereof, there are 10,323,268 shares of Common Shares issued and outstanding. This takes into account the Reverse Stock Split.

 In connection with the Reverse Stock Split, the Company filed an amendment to its memorandum and articles of association, with the Financial Services Commission of the British Virgin Islands on June 7, 2022 to reduce the authorized number of shares of the Company’s Common Shares from 1,000,000,000 shares to 50,000,000 shares, the reduction at the same ratio as its reduction in the issued and outstanding shares of Common Shares, and to increase the par value per share from $0.001 to $0.02. The Board of Directors of the Company approved the Reverse Stock Split on May 26, 2022. No stockholders’ approval of the reverse stock split is required pursuant to BVI law.

Common Shares

General

All of our issued Common Shares are fully paid and non-assessable. Certificates representing the Common Shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Common Shares.

Listing

Our Common Shares are listed on The NASDAQ Capital Market under the symbol “PETZ.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Distributions

The holders of our Common Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

General meetings of shareholders

Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

Upon the written request of Shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to: (a) those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members and are entitled to vote at the meeting; and (b) the other directors.

Quorum of a meeting of shareholders

A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-third (1/3) of the votes of the Common Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder other than an individual, by its duly authorized representative) will have one vote for each common share that such shareholder holds.

Variation of rights

If at any time the Common Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued Common Shares in that class.

Rights not varied by the issue of shares pari passu

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Common Shares ranking pari passu therewith.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of Common Shares

Our board of directors may, on the terms established at the time of the issuance of such shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their Common Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Common Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Common Shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

DESCRIPTION OF WARRANTS

Warrants

Overview

As of December 31, 2022, there were 4,000,000 warrants outstanding to purchase our Common Shares (the “Warrants”) that were issued to investors on July 26, 2022, pursuant to private placement offering. The Warrants allow for the investors to purchase up to 4,000,000 shares of our Common Shares.

The following is a summary of certain terms and provisions of the Warrants.

Exercisability

The Warrants became exercisable immediately upon issuance and are exercisable until July 26, 2027. The Warrants are exercisable, at the option of each holder, in whole, or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Shares purchased upon such exercise. Each Warrant is exercisable for one share of our Common Shares (subject to adjustment, as discussed below). The Warrants also have a cashless exercise feature

Exercise Price

The exercise price of the Common Stock purchasable upon exercise of the Warrants is $2.44 per share. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustment in relation to certain events, such as dividends, splits, subdivisions, reclassifications, reorganization, consolidation or similar events affecting our Common Shares.

Rights as Stockholder

The holders of the Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until they exercise their Warrants.

 Fractional Shares

No fractional shares of Common Shares will be issued upon the exercise of the Warrants. Rather, the Company shall, round down the number of shares of Common Shares to be issued to the nearest whole number.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Governing Law

The Warrants are governed by New York law.

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